Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Chemical Consortium Holdings Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and read as follows:

1)

That the stockholders of the Corporation duly adopted the foregoing amendment to the Certificate of Incorporation of the Corporation by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

2)

That the Corporation will affect a reverse stock affecting 97,795,668 outstanding corporate shares of stock to be rolled back to 9,779,566.8.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of June, 2005.

By:/s/ J. Greig

       Authorized Officer

Title:

President

Name:

J. Greig, Ph.D.

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